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Report of Independent Accountants

To the Board of Directors
of Pacific Global Investor Services, Inc.

We have examined management's assertion, included in its representation letter dated October 1, 2003, that Pacific Global Investor Services, Inc. maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, as of September 30, 2003, and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed at such date. Management is responsible for maintaining effective internal control over transfer agent and registrar functions. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included a study and evaluation of internal control over the transfer agent and registrar functions, using the objectives set forth in Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934. Those objectives are to provide reasonable, but not absolute, assurance that securities and funds are safeguarded against loss from unauthorized use or disposition and that transfer agent activities are performed promptly and accurately.
We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control over the transfer agent and registrar functions to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertion that Pacific Global Investor Services, Inc. maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed as of September 30, 2003, is fairly stated, in all material respects, based on the criteria established by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934. This report is intended solely for the information and use of the Board of Directors and management of Pacific Global Investor Services, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP

October 1, 2003